EXHIBIT F

JOINT FILING AGREEMENT
The undersigned hereby agree that this Amendment No. 6 to Schedule 13D, dated September 22, 2020, with respect to the common shares, without par value (the “Common Shares”), of Entrée Resources Ltd. (formerly Entrée Gold Inc.) is, and any further amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 22nd day of September, 2020.
Rio Tinto plc

By:	/s/ Steven Allen
	Name:	Steven Allen
	Title:	Company Secretary

Rio Tinto International Holdings Limited

By:	/s/ Abel Martins Alexandre
	Name:	Abel Martins Alexandre
	Title:	Director

Turquoise Hill Resources Ltd.

By:	/s/ Dustin S. Isaacs
	Name:	Dustin S. Isaacs
	Title:	Corporate Secretary